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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made and entered into as of the 26th day of June, 2001, by and among JDA Software Group, Inc., a Delaware corporation ("Buyer"), and Accrue Software, Inc., a Delaware corporation ("Parent") and NeoVista Software, Inc., a California corporation ("Sub," Parent and Sub collectively, "Seller").

                                    RECITALS

         A. Seller owns certain rights, title and interests in the "Decision Series," "RDS Assort" and "RDS Profile" software products (as described on
Schedule 1.1(a)) but excluding the rights of Seller to use certain third party intellectual property described on Schedule 1.1(a) (collectively, the "Acquired Software") and related intellectual property (including without limitation all of the trademarks related to the Acquired Software).

         B. Buyer is willing to purchase, and Seller is willing to sell, all rights, title and interests of Seller pertaining to the Acquired Software and related intellectual property and other related assets, on the terms and subject to the conditions set forth in this Agreement.

         C. This is a technology transfer agreement within the definition provided in California Revenue and Taxation Code Section 6011.

         NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; LICENSE; ESCROW ARRANGEMENT.

              1.1 Acquired Assets. On the terms and subject to the conditions contained in this Agreement, Seller hereby conveys, sells, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases from Seller, the Acquired Software and all of the rights (contractual and otherwise), property and assets of Seller existing as of the date hereof that are described below or listed and described on Schedule 1.1 hereto, including the following (all such rights referred to herein as the "Acquired Assets"):

                  (a) Intangibles. All of Seller's right, title and interest in the Acquired Software, including without limitation (except as expressly excluded below and on Schedule 1.1) (i) all intellectual property owned by Seller primarily related to the Acquired Software, including all patents, patent applications, inventions, know-how, trade secrets, source code, engineering records and other commercially valuable information maintained by Seller as confidential, all documents containing such information, all trade names, trade styles, trademarks, trademark registrations and applications for trademark registrations, and all copyrights, domain names, copyright registrations and applications for copyright registrations used primarily in connection


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with the Acquired Software, in each case all as set forth on Schedule 1.1(a)
attached hereto but excluding the rights of Seller to use certain third party intellectual property and software described on Schedule 1.1(a) (collectively, "Acquired Intellectual Property"); (ii) all rights, title and interest in any claims, causes of action, matters in dispute or judicial or arbitration proceedings that relate to the Acquired Software or the Acquired Intellectual Property; and (iii) all of Seller's customer lists and supply, importation and distribution, brokers and agent lists or portion thereof, in each case relating to the Acquired Software. Schedule 1.1(a) sets forth a listing of the Acquired Intellectual Property as of the date of this Agreement (with a separate detailed component listing, a listing of any intellectual property developed by any third party, which is embedded or integrated in or used in connection with the Acquired Intellectual Property, and a description of that part of the Acquired Intellectual Property known as Decision Series, RDS Assort, and RDS Profile).

                  (b) Contracts. Each third party product provider contract, agreement or license relating to the Acquired Intellectual Property set forth on
Schedule 1.1(b) (the "Assumed Contracts"); provided, however, no such contract, agreement, or license for which a third party consent is required to assign such contract, agreement, or license to Buyer shall be included within the definition of Assumed Contract unless the required consent is obtained prior to the Closing.

                  (c) Books and Records. All books, manuals, papers, and records or portions thereof in Seller's care, custody, or control relating to any or all of the Acquired Intellectual Property, including, without limitation, all records and reports or portions thereof primarily relating to the development, testing or marketing of the Acquired Software, all copies of contracts primarily relating to the development and testing of the Acquired Software, all financial information primarily related to the Acquired Software, and all books and records or portions thereof received by Parent from Sub pursuant to Parent's acquisition of Sub primarily relating to the Acquired Intellectual Property (collectively, the "Records").

                  (d) Permits and Licenses. Each permit, license, consent, right, exemption, concession, authorization, certificate, order, franchise, determination or approval of any federal, state or municipal government (whether domestic or foreign) or any political subdivision thereof, or any governmental or quasi-governmental, judicial, public or statutory authority, department, commission, board, bureau, agency, instrumentality or entity, required for the ownership or operation of or is otherwise related to the Acquired Intellectual Property (each, a "Governmental Approval"), to the extent that such Governmental Approvals are transferrable by Seller. Schedule 1.1(d) sets forth Seller's good faith listing of all Governmental Approvals, as of the date of this Agreement, including an indication with respect to each Governmental Approval listed as to whether such Governmental Approval is transferable by Seller.

                  (e) Personal Property. All tangible personal property and leases of and other interests in tangible personal property listed on Schedule 1.1(e).

              1.2 Liabilities.

                  (a) The Acquired Assets shall be sold and conveyed to Buyer free and clear of all debts, mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior



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assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, the "Security Interests") except for those obligations of Seller, if any, which Buyer expressly assumes as set forth on
Schedule 1.2 attached hereto (the "Permitted Encumbrances").

                  (b) Buyer shall not assume or be liable for any liability or obligation or amendment or modification thereto related to the Acquired Assets and arising or based upon facts in existence prior to the Closing (whether written, oral, implied in Seller's ordinary course of business, or required by law) that is not specifically set forth on Schedule 1.2. Also, Buyer shall not assume, perform or cause to be performed any contractual obligation other than the Assumed Contracts. Furthermore, after the Closing Date, Buyer shall not assume or become responsible for any liability or obligation of Seller related to any Assumed Contract for which the required consent to assignment has not been obtained. Seller shall retain all such obligations and liabilities not expressly assumed by Buyer hereunder. Seller hereby agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all liabilities not expressly assumed by Buyer hereunder in accordance with the terms of Section 7 below and Buyer hereby agrees to indemnify and hold Seller and its successors and assigns harmless from and against any and all liabilities assumed by Buyer hereunder in accordance with the terms of Section 7 below.

              1.3 License Grant to Seller.

                  (a) Grant of License.

                       (i) Source Code License. Buyer hereby grants to Seller a non-exclusive, nontransferable (except as otherwise set forth herein), nonsublicensable, worldwide, perpetual, irrevocable (except as set forth in subsection 1.3(e) below), royalty-free, internal-use only license to prepare Derivative Works (as defined below) of the source code version of the Acquired Software solely to:

                           (A) provide maintenance and support to those end user
customers whose names are listed on Schedule 4.6 to this Agreement as being previously licensed to use the Acquired Software, provided that Seller may modify the Acquired Software solely to the extent necessary to fulfill its obligations under its existing agreements with Walgreens and Roche Molecular referred to and described in all material respects in Section 4.6 of the Disclosure Schedules and provided that Seller shall make no modifications, amendments or extensions with respect to existing agreements with customers whose business focus is primarily on the Retail Market;

                           (B) enhance the functionality of such Acquired
Software for use within Seller Products (as defined below), and use, execute, reproduce, display, and perform the Acquired Software and such Derivative Works solely to:

                                i) embed the Acquired Software and such
Derivative Works into and integrate them with Seller Products, and compile such integrated code into object code to produce integrated product offerings ("Integrated Product Offerings") for resale or sublicense solely within Seller Permitted Usage; and



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                                ii) provide maintenance and support to End Users
(as defined below) licensed to use the resulting Integrated Product Offerings,

and for no other purpose; and

                           (C) place the source code of the Acquired Software
and such Derivative Works, solely as incorporated into an Integrated Product Offering, in escrow with a reputable third party escrow agent pursuant to an escrow agreement between Seller, the End User, and the escrow agent, if required by such End User as a condition to licensing the Integrated Product Offering, provided that any such escrow agreement shall specify that:

                                i) such code may only be released in the event
Seller withdraws from general availability maintenance and support for such Integrated Product Offerings, or in the event of Seller's dissolution, ceasing to do business or filing, or having filed against it, any proceeding in bankruptcy or for reorganization under any federal or state bankruptcy law, any receivership of all or a substantial part of Depositor's assets or business, or any other proceeding for debt relief, and such proceeding has not been dismissed sixty (60) days after it has begun; provided, however, that Seller has provided Buyer with advance written notice of any such withdrawal or proceeding for debt relief, of any type;

                                ii) upon release of such code, the End User may
use such source code solely as incorporated into the Integrated Product Offering for the sole purpose of maintaining and supporting its own use of such Integrated Product Offering under the terms of and in accordance with the EULA, and for no other purpose; and

                                iii) such End User shall maintain such code in
strict confidentiality.

As used in this Agreement, "Derivative Work" means a translation, enhancement, improvement, modification, or adaptation of the Acquired Software or its Derivative Work. "Seller Products" means current and future Seller products and services for resale or sublicense solely within Seller Permitted Usage. "Seller Permitted Usage" means the analysis of internet and wireless communication for the purpose of analyzing and improving the business performance of such communication. By way of specific example and not of limitation, Seller Permitted Usage shall not include use, integration, or combination, whether directly or indirectly, with any application or other software solution that (A) Posts any form of retail transaction, or (B) at the store or warehouse level, performs analysis related to any of the following: product inventory, transaction processing, retail pricing, promotions, space planning, assortment, merchandise planning, store clustering or seasonal profiling. As used herein, "Posts" means the process of creating a record of a transaction which is placed into an entity's records.

                       (ii) Object Code License. Buyer hereby grants to Seller a non-exclusive, nontransferable (except as otherwise set forth herein), worldwide, perpetual, irrevocable (except as set forth in subsection 1.3(e) below), royalty-free license solely to (A) reproduce copies of the object code version of the Integrated Product Offerings, and (B) directly or through Seller's distributors (including Seller's resellers, OEM's, and VAR's), unless prohibited by Section 1.3(a)(iv) below, distribute and sublicense the object code version of any



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such Integrated Product Offerings solely within Seller Permitted Usage to End
Users (except as prohibited by Section 1.3(a)(iv) below). "End Users" means entities or individuals who have entered into a written sublicense agreement with Seller which, at a minimum, contains the terms set forth in Section 1.3(c) hereof. End Users do not include Buyer Class A Direct Competitors.

                       (iii) Confidentiality. Seller will treat the source code of Acquired Software as Buyer Confidential Information under the terms of this Agreement, provided that Seller may allow its subcontractors and consultants to access such source code in order for Seller to create Derivative Works under this Section 1.3 so long as such subcontractors and consultants agree to maintain the confidentiality of the Acquired Software according to the provisions set forth in Section 6.4. Seller agrees to use the same measures to protect the confidentiality of the Integrated Product Offerings as Seller uses to protect other Seller products, which will not be less than reasonable care.

                       (iv) Transferability; Limitations. Under no circumstances may Seller distribute, resell, sublicense, or otherwise transfer or assign the Acquired Software or its Derivative Works in any manner that enables or permits its use in a stand-alone mode (or substantially a standalone mode, for example, as where Seller product content represents an insubstantial portion of the Integrated Product Offering). Except as set forth in this Section 1.3, Seller may assign or transfer the license grants set forth in this Section 1.3 solely to a successor to all or substantially all of the assets of Seller relating to an Integrated Product Offering, whether by acquisition, merger, sale of assets, or other agreement or operation of law; provided, however, that any such successor agrees in writing to the terms and restrictions in this Section 1.3. Notwithstanding the foregoing:

                           (A) under no circumstances may Seller distribute,
resell, sublicense or otherwise transfer or assign (directly or indirectly, whether by operation of law, acquisition, merger or otherwise) any rights in any portion of the Acquired Software or its Derivative Works, in any manner (including, without limitation, as integrated or embedded within an Integrated Product Offering) to any Buyer Class A Direct Competitor. A "Buyer Class A Direct Competitor" shall mean the following entities: AC Nielson Corporation; VNU N.V.; Armature, Ltd.; E3 Corporation; GERS, Inc.; Information Resources, Inc.; MarketMAX, Inc.; Hemscott Group Limited (owners of nsb Retail Systems
PLC); Retek, Inc.; SVI Holdings, Inc. and TCI Solutions, Inc. and any Affiliates, successors or assigns of such entities. As used herein, "Affiliate" of an entity shall mean those entities that are Controlled by or under common Control of such entity, provided that such entity shall be considered an Affiliate only for the time during which such Control exists. "Control" shall mean ownership or control, either directly or indirectly, of greater than fifty percent (50%)of the voting rights of such entity. Upon written notice to Seller, Buyer may, from time to time, and at its sole option, amend this list of Buyer Class A Direct Competitors to include other competitors who derive a majority of their revenue from sales to the Retail Market, as long as the total number of Buyer Class A Direct Competitors does not exceed ten (10); provided, however, that Buyer's addition of a Buyer Class A Direct Competitor shall not result in Seller's being in breach of this Agreement with respect to any agreement entered into between Seller and such Buyer Class A Direct Competitor prior to the date Buyer notifies Seller that it has added such entity to the list of Buyer Class A Direct Competitors. As used herein, "Retail Market" means the market for goods and services for consumer use or consumption; and



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                           (B) as to Buyer Class B Direct Competitors, Seller
may:

                                i) sublicense the Integrated Product Offering to
a Buyer Class B Direct Competitor as an End User (but not as a distributor, including as a reseller, OEM, or VAR); provided, however, that Seller provides written notice to Buyer within five (5) business days after granting such sublicense; and

                                ii) assign or transfer the license grants set
forth in this Section 1.3 to a Buyer Class B Direct Competitor which is a successor to all or substantially all of the assets of Seller relating to an Integrated Product Offering, whether by acquisition, merger, sale of assets, or other agreement or operation of law; provided, however, that any successor agrees in writing to the terms and restrictions in this Section 1.3, and provided further that the license granted in Section 1.3(a)(i)(B) is limited to using the source code version of the Acquired Software to provide maintenance and support to End Users for those versions of the Integrated Product Offerings that were commercially available as of the closing date of such acquisition or merger, and for no other purpose (including, by way of example, and not of limitation, developing Derivative Works to enhance the functionality of such Acquired Software as integrated into such Integrated Product Offerings).

                           A "Buyer Class B Direct Competitor" shall mean the
following entities: Accenture; i2 Technologies, Inc.; Manugistics Group, Inc.; Oracle Corporation and SAP AG, and any Affiliates, successors or assigns of such entities.

                  (b) Derivative Works.

                       (i) Assignment of Ownership of Derivative Works. Seller hereby irrevocably assigns, transfers, and conveys to Buyer all of its worldwide right, title, and interest in and to all Derivative Works. Seller acknowledges that it retains no right, title or interest in the Derivative Works, and agrees not to challenge the validity of Buyer's ownership of the Derivative Works. Buyer acknowledges that such ownership will extend only to Derivative Works and not to any Seller Products with which such Acquired Software is integrated or into which such Acquired Software is embedded. Buyer hereby licenses such Derivative Works to Seller under the terms of this Section 1.3.

                       (ii) Delivery of Derivative Works. Upon each major release of an Integrated Product Offering, and in no event less than once every eighteen (18) months, Seller will deliver to DSI Technology Escrow Services, Inc. (the "Source Code Escrow Agent"), and not to Buyer, all Derivative Works under the terms of the Source Code Escrow Agreement attached hereto as Exhibit J.

                       (iii) Infringement Actions by Seller. In the event that Seller has knowledge or reasonably believes that a third party is infringing upon patent, copyright or other intellectual property rights in the Derivative Works, Seller will promptly notify Buyer in writing of such knowledge or belief. If Seller wishes to bring an action against such third party, Seller will request Buyer's written consent as owner of the Derivative Works, which consent will not be unreasonably withheld by Buyer in its commercially reasonable judgement. By way of specific example and not of limitation, it is reasonable for Buyer to withhold its consent where



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the alleged infringing third party is a customer, significant prospect, or business partner of Buyer. If Buyer consents to Seller's bringing such action, Buyer will reasonably assist Seller, at Seller's expense, in bringing such action, if Buyer's participation is required for procedural purposes, and Seller will (A) have sole control of such action, (B) pay all expenses related to such action, including Buyer's reasonable out-of-pocket legal expenses, and (C) involve Buyer in all material decisions related to such action.

                  (c) End User Agreements. Any Integrated Product Offering must be licensed pursuant to a written enforceable end user license agreement (the "EULA"), executed by Seller and each End User (or pursuant to another form of legally enforceable EULA), in accordance with the provisions set forth herein. The EULA shall contain terms and conditions that include the substance of the following:

                       (i) authorization to use the Integrated Product Offering solely within Seller Permitted Usage;

                       (ii) authorization to make a reasonable number of copies of such Integrated Product Offering for backup or archival purposes only;

                       (iii) prohibition from any other copying of such Integrated Product Offering;

                       (iv) prohibition from any lease, rental, or sublicense (except for sublicenses to subsidiaries and Affiliates of the End User other than Class A Direct Competitors) of the Integrated Product Offering;

                       (v) prohibition from any assignment or other transfer of the Integrated Product Offering, without Seller's prior written consent (provided, however, that Seller may, on an individual End User basis, modify the EULA to include the ability to assign the Integrated Product Offering to another party in connection with the acquisition of substantially all of the assets of such End User by such other party, whether by merger or other combination, without Seller's prior written consent, as long as any such successor agrees to the terms of the EULA and as long as assignment to a Buyer Class A Direct Competitor, according to the list of Buyer Class A Direct Competitors as of the date of execution of the EULA, and their respective successors, Affiliates, assignees and transferees is specifically prohibited);

                       (vi) direction to destroy all copies of such Integrated Product Offering, other than archival copies, within three months after license termination;

                       (vii) prohibition from reverse assembling, reverse compiling or translating such Integrated Product Offering except as permitted by law without the possibility of contractual waiver; and

                       (viii) statements that:

                           (A) the Integrated Product Offering is protected by
copyright laws and is licensed; it is not sold. Seller does not pass title to the Integrated Product Offering;



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                           (B) the Integrated Product Offering provided may
contain, or be an authorized derivative work of, materials licensed by a third party, and that such third party suppliers disclaim responsibility for the materials and their use in the Integrated Product Offering;

                           (C) third party suppliers of the Integrated Product
Offering disclaim all implied warranties. The disclaimer will include the implied warranties of noninfringement, merchantability, and fitness for a particular purpose;

                           (D) a limitation on liabilities to a reasonable
amount and a statement materially to the effect that the collective liabilities of Seller/licensor and its third party suppliers are subject to the limitation of liabilities described in the EULA; third party suppliers disclaim all liability for all consequential, punitive, incidental, and other indirect damages including, but not limited to, lost profits, lost or damaged data, and the provision of substitute goods; and third party suppliers are intended beneficiaries of these limitations and disclaimers with rights to directly enforce the terms of this agreement (excluding the End User's payment obligations to Seller) without the necessity of joining Seller/licensor, and the limitation of liabilities for Seller/licensor and its suppliers are not cumulative; and

                           (E) the Integrated Product Offering is a valuable
trade secret of Seller and third party suppliers, and must be treated according to the confidentiality provisions set forth in the EULA.

                  (d) Infringement Claims. In the event that (i) a third party claims, or is likely to claim, that the Acquired Software infringes that party's patent, copyright or other intellectual property, or (ii) Buyer or Seller believes a third party is infringing Buyer's patent, copyright or other intellectual property rights in the Acquired Software, then Seller agrees to provide reasonable assistance to Buyer, at Buyer's expense, in the defense or prosecution of such claim, and any related settlement negotiations.

                  (e) Revocation and Termination of License. Notwithstanding anything to the contrary in this Agreement, the license grant set forth in this
Section 1.3 shall be revoked and shall terminate in the event of a material breach of Seller's obligations under this Section 1.3 and following (i) written notice of such breach to Seller by Buyer; and (ii) failure by Seller to remedy or cure such breach prior to expiration of the thirty (30) day period following delivery of such notice.

                  (f) Sublicense of IntellNet Agreement. Buyer hereby grants Seller a non-exclusive, nontransferable (except as otherwise set forth herein), nonsublicensable, worldwide, perpetual, irrevocable (except as set forth in subsection 1.3(e)), royalty-free, internal-use license to use the software that is the subject of the License and Development Agreement between Sub and IntellNet dated July 12, 1996 under terms and conditions of this Section 1.3 only to the extent permitted under the terms and conditions of such license and development agreement.

                  (g) License Back of Certain Trade Secrets. Buyer hereby grants Seller a non-exclusive, nontransferable (except as set forth herein), nonsublicensable, worldwide,



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perpetual, irrevocable, royalty-free, internal-use license to use all of
Seller's customer lists and supply, importation and distribution, brokers and agent lists or portions thereof, in each case relating to the Acquired Software, which are conveyed to Buyer pursuant to Section 1.1(a)(iii); provided that such information and lists are not to be used outside the Seller Permitted Usage.

          2. PURCHASE PRICE.

              2.1 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transfer of the Acquired Assets to Buyer, at the Closing Buyer shall pay in cash the sum of Five Million Dollars ($4,937,500) (the "Purchase Price").

              2.2 Escrow Fund. Buyer shall withhold from the Purchase Price the sum of Five Hundred Thousand Dollars ($500,000) in cash (the "Escrow Fund") and such Escrow Fund shall be held as collateral for Seller's indemnification obligations pursuant to Section 7 of this Agreement. The Escrow Fund shall be held in escrow in accordance with Section 7 of this Agreement and the Escrow Agreement attached as Exhibit A hereto. Upon termination or payment of the Escrow Fund, Buyer shall pay Seller the accrued interest earned upon such fund.

              2.3 Allocation of Purchase Price. Schedule 2.3 sets forth the allocation of the Purchase Price among the Acquired Assets, as determined in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and California Revenue and Taxation Code Section 6011. Buyer and Seller shall use the allocation set forth in Schedule 2.3 in reporting the transactions contemplated by this Agreement for all federal, state and local tax purposes. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with the allocation set forth on
Schedule 2.3. If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

              2.4 Taxes. Any sales, purchase or use tax payable under the laws of the states of Delaware, California or Arizona or of any city, county, or subdivision thereof, or any other jurisdiction, which may be payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall be paid one half by Seller and one half by Buyer. Each of Seller and Buyer agree to indemnify the other against 50% of any such taxes which are not included in the calculation of the Purchase Price and which the other party is required to pay.

          3. CLOSING.

              3.1 Seller's Deliveries at Closing. At or prior to the purchase and sale of the Acquired Assets (the "Closing") on the date hereof (the "Closing Date"), Seller has delivered or caused to be delivered to Buyer the following instruments and documents:

                  (a) an executed counterpart of the Bill of Sale, attached hereto as Exhibit B ("Bill of Sale");


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                  (b) an executed counterpart of each assignment related to the
Assumed Contracts or copyrights, trademarks or patents included in the Acquired Intellectual Property attached hereto as Exhibit C (the "Assignments");

                  (c) a certificate of the Secretary of Parent, relating to the charter documents of Parent, the incumbency and authority of Parent's officers who are executing this Agreement or any of the documents contemplated by this Agreement, and resolutions of Buyer's board of directors with respect to the transactions contemplated by this Agreement in the form attached as Exhibit D hereto;

                  (d) a certificate of the Secretary of Sub, relating to the charter documents of Sub, the incumbency and authority of Sub's officers who are executing this Agreement or any of the documents contemplated by this Agreement, and resolutions of Buyer's board of directors with respect to the transactions contemplated by this Agreement in the form attached as Exhibit D hereto;

                  (e) any required consents of the Parent and Sub boards of directors, stockholders or governmental authorities with respect to the transactions contemplated by this Agreement;

                  (f) copies of unaudited financial information indicating the revenue recognized in accordance with generally accepted accounting principles and recorded for fiscal year 2001 related to the Acquired Software and an estimate of expenses related to certain employees of Seller associated with the Acquired Software;

                  (g) written releases of all Security Interests in the Acquired Assets listed on Schedule 3.1(g) hereto.

                  (h) an opinion of Seller's counsel in the form of Exhibit E hereto;

                  (i) an executed copy of the Escrow Agreement;

                  (j) appropriate documentation filed with all organizations or entities as may be necessary to effect transfer of all domain names included within the Acquired Assets, including, without limitation, www.neovista.com (the "NeoVista Website");

                  (k) each of the employees of Seller listed on Schedule 3.1 (k) have executed and delivered the Stay Put Agreement in the form of Exhibit F attached hereto; and

                  (l) such other instruments and documents as shall be reasonably requested by Buyer in order to effect the transactions contemplated hereby.

              3.2 Buyer's Deliveries at Closing. At the Closing, Buyer has delivered or caused to be delivered to Seller, or Seller's representative, the following instruments and documents:

                  (a) a wire transfer of immediately available funds as follows:

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                       (i) $3,937,500 to the account designated by Seller;

                       (ii) $500,000 to a trust account with Venture Law Group, to be held in escrow (the "VLG Escrow") pursuant to the terms and procedures described in Schedule 3.2(a)(ii); and

                       (iii) $500,000 to the Escrow Fund, as described in
Section 2.2.

                  (b) a certificate of an officer of Buyer, relating to the charter documents of Buyer and the incumbency and authority of the officers of Buyer who are executing this Agreement or any document contemplated by this Agreement in the form attached as Exhibit G; and

                  (c) an executed copy of the Escrow Agreement;

                  (d) an executed copy of the Bill of Sale;

                  (e) an executed copy of the Assignments;

                  (f) such other instruments and documents as shall be reasonably requested by Seller in order to effect the transactions contemplated hereby.

              3.3 Electronic Transfer of Assets. At the Closing, all of the Acquired Software shall be transferred electronically to a device located in California and specified by Buyer to Seller. All other Acquired Assets that can be transferred electronically will be electronically transmitted as set forth in the previous sentence. No hard copies of Acquired Assets that are electronically transmitted shall be transferred to Buyer. Hard copies of the Acquired Assets that are not able to be electronically transferred shall be transferred to Buyer at Closing. Exhibit H accurately indicates which Acquired Assets are being transferred electronically and which are being transferred in hard copy.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Each of Parent and Sub hereby, jointly and severally, represents and warrants to Buyer that, except as expressly set forth in Seller's Disclosure Schedule delivered to Buyer by them at or prior to the Closing (which indicates the specific subsection of this Section 4 to which each disclosure or exception is made, and which disclosures and exceptions shall be deemed to be representations and warranties as if made hereunder), the following statements are true, accurate and complete as of the date of this Agreement.

              4.1 Organization and Standing.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  (c) Neither Parent nor Sub has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) made an assignment for the benefit of creditors, nor (iii) consented to the appointment of a receiver for itself or any substantial part of its property.

              4.2 Authority; Validity; Enforceability. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement to be executed and delivered by it at Closing (the "Seller Transaction Agreements"), to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder. Each Seller Transaction Agreement has been duly authorized, executed, and delivered by or on behalf of Parent or Sub, as the case may be, and is a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. Each Seller Transaction Agreement and Parent and Sub's consummation of the transactions contemplated hereby and thereby have been duly approved by their respective boards of directors. No vote or other approval of either Parent or Sub's stockholders is required in connection with this or any of the Seller Transaction Agreements or any of the transactions contemplated hereby or thereby.

              4.3 Title; Sufficiency of Acquired Assets.

                  (a) Parent and Sub are the true and lawful owners of the Acquired Assets, free and clear of any and all liens, restrictions, liabilities and assignments of any kind other than Permitted Encumbrances, and Seller has the full right to sell and transfer to Buyer good and marketable title to the Acquired Assets, free and clear of any and all liens other than Permitted Encumbrances. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in Buyer, free and clear of all liens other than Permitted Encumbrances.

                  (b) The Acquired Software listed on Schedule 1.1(a) together with the excluded third party software listed on Schedule 1.1(a)(2) are the sufficient and necessary assets for the operation of the Acquired Software.

              4.4 No Conflicts.

                  (a) To the best of Seller's knowledge, neither Seller's ownership and use of the Acquired Assets nor the conduct of Seller's business relating to the Acquired Assets prior to the Closing Date (i) conflicts with any material rights of any other person, firm or corporation, or (ii) violates, conflicts with or will result in a default, right to accelerate or loss of rights under, any term or provision of any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Parent or Sub is a party or by which either Parent or Sub or its properties may be bound or affected; nor will the giving of notice or passage of time result in any such violation, conflict, default, right or loss of rights.

                  (b) The execution and delivery of the Seller Transaction Agreements by each of Parent or Sub and the performance and consummation by Parent or Sub of the transactions contemplated hereby and thereby shall not (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Parent's Certificate of Incorporation or Bylaws, (ii) any term or provision of Sub's Articles of Incorporation or Bylaws, (iii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment known to Seller to be applicable to Parent or Sub, or (iv) any contract, agreement, lease, license, permit or other instrument to which Parent or Sub is a party or to which any of their respective assets are subject, which conflict, breach, violation, default, termination or forfeiture would have a material adverse effect on Buyer's ownership of the Acquired Assets following the Closing, or on Seller's indemnification obligations to Buyer pursuant to
Section 7, or be reasonably likely to result in the imposition on or against Buyer or the Acquired Assets of a penalty, fee, decree, order or judgment.

                  (c) There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Parent or Sub that questions the validity of any Seller Transaction Agreement or the right of Parent or Sub to enter into any Seller Transaction Agreement or to consummate the transactions contemplated hereby or thereby.

              4.5 Other Liabilities. Other than the Assumed Contracts, neither Parent nor Sub has any liability or obligation with respect to the Acquired Assets under which Buyer may become obligated.

              4.6 Contracts.

                  (a) All agreements, contracts, commitments and licenses whether written or oral relating to the Acquired Assets (the "Contracts"), by which Parent or Sub is bound are listed on Schedule 4.6. Complete and correct copies or originals of all written Contracts, together with all exhibits, attachments, schedules and amendments thereto, and summaries of all oral Contracts have been provided to Buyer.

                  (b) Each Assumed Contract is a valid and legally binding obligation of Parent and/or Sub and, to the best of Seller's knowledge, the other parties thereto, enforceable against Parent and/or Sub and the other parties thereto, in accordance with its respective terms. Neither Parent nor Sub is, and to the best of Seller's knowledge, no other party to any Assumed Contract is in material default thereunder. Neither Parent nor Sub has, and to the best of Seller's knowledge, no other party to any Assumed Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a default under any Assumed Contract.

                  (c) Neither Parent nor Sub has received any advanced, prepaid or other payment from or on behalf of any of its customers under or with respect to any Assumed Contract which represent payments made before an equivalent amount of work or passage of time or similar action or event has occurred, and there are no other funds due or that will become due to customers on any of the Acquired Software for which Buyer may be held liable. Except as set forth in the Assumed Contracts, neither Parent nor Sub has any written or oral agreement to provide any warranty relating to the Acquired Software or to provide any material change in functionality or other alterations in the performance of the Acquired Software or to provide new products or technology.

              4.7 Absence of Litigation, Orders, Judgments.

                  (a) There are no actions, suits or proceedings pending or, to the best of Seller's knowledge, threatened which involve transactions of or otherwise relate to the Acquired Assets, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign.

                  (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Acquired Assets, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign.

              4.8 Intellectual Property.

                  (a) Seller owns or has the right to use all of the Acquired Intellectual Property, without any misappropriation or infringement of the trade secret rights or copyrights of others. All designs, drawings, technical specifications, source code, object code, design documents, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Acquired Intellectual Property at any stage of the development were written, developed and created solely and exclusively by (i) employees of Seller (or employees of an entity which was acquired by Seller or from which Seller acquired the Acquired Intellectual Property) or (ii) third parties who assigned ownership of any and all of their rights arising out of, related to or resulting from their development and creative efforts (or employees of an entity which was acquired by Seller or from which Seller acquired the Acquired Intellectual Property) to Seller in valid and enforceable agreements. An accurate and complete description of the Acquired Intellectual Property is set forth on Schedule 1.1(a). None of the Acquired Intellectual Property is owned by any current or former employee of Seller, nor does any such person have any other rights in any of the Acquired Intellectual Property. Seller has taken all reasonably necessary action to maintain and protect the intellectual property rights in the Acquired Intellectual Property provided, however, that Buyer acknowledges that Seller has not : (i) pursued any patent protection for the Acquired Intellectual Property,
(ii) registered any copyrights in the Acquired Intellectual Property or (iii) registered any of the unregistered trademarks listed on Schedule 1.1. Each item of the Acquired Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. No consent or waiver from any third party is required in order to effect the transfer and assignment of the Acquired Intellectual Property to Buyer.

                  (b) To Seller's knowledge, Seller has not infringed upon or misappropriated any intellectual property rights of others in connection with or related to its ownership or use of the Acquired Intellectual Property. To Seller's knowledge, the Acquired Intellectual Property does not infringe any patent or trademark of any third party. The Acquired Intellectual Property does not infringe a copyright or constitute a misappropriation of a trade secret of a third party. Neither Seller nor, to Seller's knowledge, any customer of Seller, has ever received or has had knowledge of any credible charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including without limitation any claim that, with respect to the Acquired Intellectual Property, Seller must license or refrain from using any intellectual property rights of any other person), or that Seller's use of any of the Acquired Intellectual Property constitutes unfair competition. To Seller's knowledge, no other person has infringed upon or misappropriated any of the Acquired Intellectual Property.

                  (c) Each person currently or formerly employed or engaged as a consultant or independent contractor by Seller that has or had access to confidential information of Seller relating to the Acquired Intellectual Property has executed a confidentiality and non-disclosure agreement which requires such person to maintain the confidentiality of any such information. Each person currently or formerly employed or engaged as a consultant or independent contractor by Seller who developed or was responsible for developing Acquired Intellectual Property has executed an agreement sufficient to cause the assignment to Parent and/or Sub of any and all such Acquired Intellectual Property. Other than those developers listed on Schedule 4.8(c), no other developers (employees, consultants, independent contractors or others) have developed or were responsible for developing the Acquired Intellectual Property.

                  (d) To Seller's knowledge, the Acquired Software conforms to the design specifications and descriptions set forth in the NeoVista Assort Release Notes, Administration Guide, User's Guide Version 2.2 (February 2000), Accrue Decision Series Application Developer Guide and Applications Reference Manual Version 4.0 (February 2000) and NeoVista RDS Profile Guides, Administration Guide and User's Guide Version 1.3 (November 1998), and, to Seller's Knowledge, contains no errors (other than those listed on Attachment A to Schedule 4.8) in current or earlier versions of the Acquired Software currently or formerly in use by any third parties under any agreement for which Buyer may be held liable or for which Buyer may in any way suffer adverse consequences. To Seller's knowledge, Seller has not received any claims or complaints of errors or omissions, other than those disclosed on Attachment A to
Schedule 4.8, from any third parties, and knows of no reasonable basis therefor.

              4.9 Employee Matters.

                  (a) Schedule 4.9 lists all of the employees that Buyer has indicated to Seller that Buyer intends to consider for hire following the Closing (the "Specified Employees"). Seller has provided to Buyer each Specified Employee's position and salary with Seller, and all of Seller's employee benefit plans and other arrangements available to the Specified Employees (collectively, the "Employee Plans"). Seller has provided to Buyer complete and accurate copies of the plan documents with respect to each of the Employee Plans (including, without limitation, plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications).

                  (b) The employment by Seller of each of the Specified Employees is "at will," except as may be required to the contrary under applicable law. Seller does not have any obligation with respect to any Specified Employee (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any severance benefits in connection with the termination of such person's employment or service. Seller does not owe and has not accrued any bonuses or vacation pay or retirement benefits to any Specified Employees except as set forth on Attachment A to
Schedule 4.9.

                  (c) Seller is not aware of any impending resignation by or other termination of employment of any Specified Employee.

                  (d) Each of the Specified Employees is either (i) a United States citizen or has permanent residence status duly authorized and acknowledged by the United States Immigration and Naturalization Service (the "INS"), or (ii) has provided paperwork and documentation to support the Specified Employee's claim that he or she is present in the United States under a current visa issued in accordance with all of the laws, regulations and requirements of the INS, which visa permits the holder thereof to reside in the United States and be employed by Seller to perform the work such person is presently performing. To the best of Seller's knowledge, there will not be any delay or impediment to Buyer offering employment to, and employing, any of the Specified Employees immediately following the Closing.

                  (e) Attachment A to Schedule 4.9 sets forth a complete and accurate listing of all known obligations of Seller to the Specified Employees through the Closing Date (the "Specified Employee Obligations").

              4.10 No Brokers, Finders. Seller has not engaged, nor is Seller obligated for the payment of any commission, fee or expense of, any broker or finder in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated hereby for which Buyer will be responsible for any commission, fee or expense.

              4.11 No Misstatements. The copies of all instruments, agreements, other documents and written information delivered by or on behalf of Seller to Buyer in connection with this Agreement are and will be complete and correct in all material respects. No representations or warranties made by Seller, Parent or Sub in this Agreement, nor any document, written information, financial statement, certificate or exhibit prepared and furnished by Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances in which they were made, not misleading. Schedule 1.1 is a complete and accurate listing of all assets of Seller that are primarily related to the Acquired Software.

              4.12 Unaudited Financial Statements. The unaudited financial information of Seller delivered to Buyer relating to the Acquired Assets reflect revenue recognized in accordance with generally accepted accounting principles and recorded for fiscal year 2001 related to the Acquired Software and an estimate of expenses related to certain employees of Seller associated with the Acquired Software and such financial information contains no material misstatements.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that the following statements are true, accurate and complete as of the date of this Agreement.

              5.1 Organization and Standing.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Buyer has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

              5.2 Authority, Validity; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement to be executed and delivered by it at Closing (the "Buyer Transaction Agreements"), to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each Buyer Transaction Agreement has been duly authorized, executed, and delivered by Buyer and is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

              5.3 No Conflicts.

                  (a) The execution and delivery of the Buyer Transaction Agreements by Buyer and the performance and consummation by Buyer of the transactions contemplated hereby shall not (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Buyer's Certificate of Incorporation or Bylaws, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment known to Buyer to be applicable to Buyer, or (iii) any contract, agreement, lease, license, permit or other instrument to which Buyer is a party or to which any of its assets are subject, which conflict, breach, violation, default, termination or forfeiture would have a material adverse effect on (A) Buyer's ability to pay to Seller the Purchase Price or (B) satisfaction of Buyer's indemnification obligations to Seller pursuant to
Section 7.

                  (b) There is no action, suit, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer that questions the validity of any Buyer Transaction Agreement or the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

          6. COVENANTS SURVIVING THE CLOSING.

              6.1 Further Assurances. From time to time, at the request of any of the parties hereto, and without further consideration, the non-requesting party shall execute such documents and instruments and do or cause to be done such further acts and things as may be reasonably necessary or desirable to effect more fully the transfer and assignment of the Acquired Assets, to put Buyer in possession of the Acquired Assets, or to effect any other transactions contemplated by this Agreement in accordance with the terms of this Agreement. In addition, after the Closing, Seller shall provide to Buyer access to such accounting, financial and other books and records of Parent or Sub that are not included in the Acquired Assets but are related to the Acquired Assets which Buyer reasonably deems necessary or appropriate in connection with its ownership, use or operation of the Acquired Assets and Buyer's reporting obligations under generally accepted accounting principles, Securities and Exchange Commission rules and regulations, federal, state or other tax laws or other governmental rules and regulations.

              6.2 Offer of Employment to Specified Employees. Buyer shall have delivered, prior to the Closing Date, conditional offer letters of employment, in the form attached hereto as Exhibit I-1, to those Specified Employees Buyer wishes to employ. Seller shall have delivered, prior to the Closing Date, conditional notices of termination, in the form attached hereto as Exhibit I-2, to those Specified Employees receiving a conditional offer from Buyer. Specified Employees will have their employment with Seller terminate automatically upon the Closing and no such Specified Employee may be employed by Seller; provided, however, that any Specified Employee who is hired and then terminated by Buyer may be re-hired by Seller at any time after six (6) months following such termination. With respect to Blossom Wong, Ms. Wong may remain an employee with Seller for up to four (4) weeks after the Closing Date, after which time her employment with Seller shall terminate, and Ms. Wong may not be re-hired by Seller until after the six (6) month anniversary of such termination date. Seller shall have paid all known obligations payable by it to the Specified Employees through the Closing Date or as soon as practicable thereafter (but in no event later than twenty (20) days from the Closing Date). If Buyer reasonably believes that any of the obligations listed on Attachment A to Schedule 4.9 have not been paid, Buyer shall provide Seller written notice of such alleged non-payment and if Seller does not provide evidence of such payment within twenty (20) days of such notice to Seller, Buyer may make a claim against the Escrow Fund in accordance with Section 7 for the amount of any such obligation. Buyer will set aside an aggregate of $187,500 for "Stay Bonuses" for Specified Employees who accepted employment with Buyer and who remain employed by Buyer for periods of time determined by Buyer in its sole discretion. Buyer shall not be obligated to pay any portion of an allocated "Stay Bonus" to any Specified Employee who does not remain employed by Buyer for the requisite period nor shall Buyer be obligated to pay any allocated but unused "Stay Bonus" amounts to any other Specified Employee. Nothing in this Agreement shall confer any rights or remedies on any employee of Seller, including the Specified Employees and no such employee shall be deemed a third party beneficiary to any provision of this Agreement.

              6.3 No Solicitation of Employees. For a period of twelve (12) months after the Closing Date, Seller and Buyer agree that they shall not, directly or indirectly, in any capacity whatsoever, recruit or solicit (with the exception of Specified Employees), or induce or attempt to induce any such employee to terminate or alter his or her relationship with Seller or Buyer, as the case may be. However, the foregoing shall not prohibit either party from hiring employees of the other party who respond to general solicitations not directed at specific individuals, or from hiring employees of the other party who initiate contact with such party to seek employment without having been solicited by such party. For purposes of this Section 6.3 "general solicitations" shall mean, (i) advertising for employment in any bulletin board

(including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at either Buyer's or Seller's employees; and (iii) use of recruiting or employee search firms that have been instructed by Seller not to target any employee's of Buyer or Seller. Notwithstanding the foregoing, Buyer may not offer employment to or hire Mr. Pavel Berkhin under any circumstances until twelve (12) months after the date of this Agreement and then, if Mr. Berkhin is then still employed by Seller, only upon three (3) months advance written notice to Seller (which may be given prior to the expiration of the twelve (12) month period).

          6.4 Confidentiality.

              (a) Buyer will keep all Seller Confidential Information (as defined herein) in strict confidence, and Seller will keep all Buyer Confidential Information (as defined herein) in strict confidence. Neither Buyer nor Seller will disclose Confidential Information (as defined herein) to others, or take or use Confidential Information for its own purposes or the purposes of others; provided, however, that each of Buyer and Seller may disclose Confidential Information to its respective attorneys, accountants, financial advisers, directors, employees and affiliates (each of Buyer and Seller may disclose Confidential Information as applicable to this Agreement and the Acquired Assets to the extent required by the U.S. Securities and Exchange Commission, the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and any rules or regulations promulgated thereby or thereunder, including Regulation FD) that need to know the specific Confidential Information so disclosed, are informed by the disclosing party of the confidential and proprietary nature of the Confidential Information, and agree to keep the Confidential Information confidential and not to disclose the Confidential Information to any other person without the prior written consent of the non-disclosing party.

              (b) "Buyer Confidential Information" shall consist of any information, whether written (including information that is stored on machine-readable media) or oral, regarding Buyer, its assets, its business or the operation thereof, the Acquired Assets or the operation thereof that previously has not been publicly released by a duly authorized representative of Buyer, including but not limited to proprietary information, trade-secrets, know-how, documents, competitive and market analyses, computer software or software listings, proposals, reports, marketing plans or research, development plans or information, pricing information, vendor lists, illustrations, concepts and ideas and sources of such technical and business information. "Seller Confidential Information" shall consist of any information, whether written (including information that is stored on machine-readable media) or oral, regarding Seller, Parent or Sub generally or its business that previously has not been publicly released by a duly authorized representative of Seller, including but not limited to proprietary information, trade-secrets, know-how, documents, competitive and market analyses, computer software or software listings, proposals, reports, marketing plans or research, development plans or information, pricing information, vendor lists, illustrations, concepts and ideas and sources of such technical and business information. "Confidential Information" when used with respect to Buyer's obligations hereunder shall refer to Seller Confidential Information and, when used with respect to Seller's obligations hereunder, shall refer to Buyer Confidential Information. In addition, "Confidential Information" shall include the existence and content of this Agreement and any past and future negotiations with respect to the transactions contemplated hereby.

"Confidential Information" shall not include information and/or data which the receiving party can establish (i) has become publicly known through no violation of an obligation of non-disclosure by any person or entity; (ii) was obtained by the receiving party from a third party through no violation of an obligation of non-disclosure by any person or entity; (ii) was independently developed without any use or reference to Confidential Information and through no violation of an obligation of non-disclosure by any person or entity; (iv) has been approved for public disclosure in writing by the disclosing party; (v) was intentionally furnished by the disclosing party to a third party without similar restrictions on disclosure, except in the case of a transfer of all rights therein to such third party; (vi) has been disclosed pursuant to a requirement of law, but only to the extent such disclosure is required; or (vii) as evidenced by written records, was in the possession of the receiving party prior to the Closing through no violation of an obligation of non-disclosure by any person or entity.

                  (c) If disclosure of Confidential Information by either party is compelled by deposition, interrogatory, subpoena, civil investigative demand or similar legal process, the party so compelled shall give prompt notice to the other party so that such party may seek an appropriate protective order and/or take any other action. In the event that a protective order is not obtained, or that a party waives compliance with the agreements contained herein, the other party (i) may disclose to the tribunal or other person the specific Confidential Information or other information that, in the written opinion of counsel for such disclosing party (a copy of which shall be promptly delivered to the non-disclosing party), the disclosing party is legally required to disclose, and
(ii) will exercise best efforts to obtain assurance that confidential treatment will be accorded to any such disclosed Confidential Information.

                  (d) The parties acknowledge that it would be difficult to measure damage to one party from any breach of any of the agreements contained in this Section 6.4, that injury to a party from any such breach would be difficult to calculate, and that money damages therefore would be an inadequate remedy for any such breach. Accordingly, if one party breaches any of the agreements in this Section 6.4, the non-breaching party shall be entitled, in addition to any other remedies they may have, to equitable relief, including injunctions, specific performance or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained.

                  (e) No communications, press releases, public announcements or publicity shall be made by either party concerning this Agreement or the transactions contemplated hereby without the prior consent and review by the other party; provided, that either party may make any disclosure of information that is required by applicable law or regulation or as set forth under Section 6.4(a).

              6.5 California Sales and Use Taxes. Seller and Buyer agree to comply with the California Sales and Use tax laws in all respects with respect to the transactions contemplated by this Agreement.

              6.6 Forwarding of Notices, Mail or Other Items. Seller shall promptly, after the receipt of such items, forward to Buyer any notices, mail, or other such items related to the Acquired Assets or any contracts or agreements related thereto. With respect to Assumed Contracts, any payments received that relate to bona fide invoices sent by Seller for services performed or products delivered prior to Closing may be retained by Seller. Any other payments shall be promptly forwarded to Buyer.

              6.7 Distribution from Seller's 401(k) Plan. To the extent that Buyer hires any of the Specified Employees, Seller hereby agrees that it shall cause the accounts, if any, of such Specified Employees in Seller's 401(k) Plan to be distributed on account of the Specified Employees ceasing to be an employee of Seller promptly in accordance with the instructions of such Specified Employee and applicable law.

              6.8 Transitional Services.

                  (a) Seller shall provide the full-time services of Jaci Wilson as consultant to Buyer, without charge, until Buyer has verified the receipt of all the Acquired Assets pursuant to the procedure described on Schedule 3.2(a)(ii).

                  (b) Seller agrees to place, for a period of six (6) months from the Closing Date, a link or links on the products page of its website at www.accrue.com as appropriate and as necessary to redirect visitors to its website searching for information on "NeoVista" or "NeoVista" products to the NeoVista Website. Seller acknowledges that Buyer grants to Seller the right to use the "NeoVista" trademark for the sole purpose of redirecting such visitors during such period of time. Buyer agrees to place, for a period of six (6) months from the Closing Date, a link or links on the Neovista Website in the form attached hereto as Exhibit L. Buyer acknowledges that Seller grants to Buyer the right to use Seller's trademark for the sole purpose of redirecting such visitors and such period of time.

                  (c) Seller agrees to rent to Buyer and Buyer agrees to rent from Seller, at no additional cost and for up to two (2) months after the Closing Date, the personal property listed on Schedule 6.8(c).

                  (d) Buyer shall make the services of Henry Ellingworth available to Seller until July 31, 2001 (the "Availability Period"). Seller shall pay Buyer for Mr. Ellingworth's services at a fully loaded rate based upon his salary, compensation and benefits. Mr. Ellingworth's availability during the above mentioned periods shall be determined at the sole discretion of Wayne Usie, Buyer's Senior Vice President of Development. If Seller fails to pay Buyer for the services of Mr. Ellingworth within thirty (30) days after the end of the Availability Period, Buyer may make a claim against the Escrow Fund in accordance with Section 7 for the amount of any such obligation.

              6.9 Termination of Strategic Alliance Agreement. The Strategic Alliance Agreement dated July 1, 2000 by and between JDA Software, Inc. and Parent shall terminate effective as of the Closing Date. Parent and Buyer agree to release, remise, acquit and discharge each other from any and all claims, demands and/or causes of action whatsoever known or unknown, which such party has or may have against the other party and any and all liability (including, but not limited to, any claims, demands and/or causes of action under such agreement) that any of such parties may have to it whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated.

              6.10 Proctor & Gamble Opportunity. Seller acknowledges that the trade secrets that Buyer is acquiring includes the prospective business opportunity with Proctor & Gamble described in Exhibit M (the "Proctor & Gamble Opportunity"). Seller shall deliver to Buyer all data, notes, records, information and other relevant materials created within the three (3) months prior to the Closing Date with respect to the Proctor & Gamble Opportunity. Seller covenants to Buyer that Seller will not pursue the Proctor & Gamble Opportunity with Proctor & Gamble.

          7. INDEMNIFICATION.

              7.1 Survival of Representations, Warranties, Covenants and License. The representations and warranties, covenants and other agreements set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for the duration of the Indemnification Period (as defined in Section 7.6). The rights and obligations of Seller and Buyer under Section
1.3 (License Grant to Seller) shall survive the termination of this Agreement pursuant to the terms of such Section 1.3.

              7.2 Indemnification by Seller.

                  (a) Subject to Section 7.6, Seller shall indemnify, defend and hold harmless Buyer from and against, and shall reimburse Buyer against and in respect of, any and all claims, charges, suits, demands, losses, costs, expenses, obligations, liabilities, damages, remedies, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses"), that Buyer shall incur or suffer and that arise from (i) any breach or inaccuracy of any of Seller's representations and warranties contained in any Seller Transaction Agreement; (ii) any failure by Seller to perform or comply with any covenant or agreement contained in any Seller Transaction Agreement or any Exhibit or Schedule attached thereto; (iii) any obligation under any Assumed Contract resulting from any action taken or failed to be taken by Seller prior to the Closing and which was not disclosed to Buyer prior to the Closing or (iv) any Derivative Works of Seller that infringes upon or misappropriates the intellectual property of a third party. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer and net of 50% of the taxes described in Section 2.4 to the extent not previously included in the Purchase Price or otherwise paid or taken into account in calculating a payment.

                  (b) No due diligence or other investigation made by or on behalf of Buyer with respect to Seller or the Acquired Assets shall be deemed to affect Buyer's reliance on the representations, warranties, covenants and agreements made by Seller, and shall not be deemed to be a waiver of Buyer's rights to indemnity or reimbursement as herein provided.

              7.3 Indemnification by Buyer. Subject to Section 7.6, Buyer shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller against and in respect of, any and all Losses, that Seller shall incur or suffer and that arise from (a) any breach or inaccuracy of any of Buyer's representations and warranties contained in any Buyer Transaction Agreement; (b) any failure by Buyer to perform or comply with any covenant or agreement contained in any Buyer Transaction Agreement or any Exhibit or Schedule attached thereto; or (c) Buyer's ownership, use or operation of or performance or failure to perform under the Acquired Assets after the Closing (other than Losses for which Seller would be required to indemnify or reimburse Buyer under Section 7.2). Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller and net of 50% of the taxes described in Section
2.4 to the extent not previously included in the Purchase Price or otherwise paid or taken in account in calculating a payment. In no event shall Buyer be obligated to indemnify, defend or hold harmless Seller from and against any Losses with respect to a claim for wrongful termination brought against Seller by any of the Specified Employees.

              7.4 Claims for Indemnification.

                  (a) A party seeking indemnification hereunder (the "Indemnitee") shall give to the party from which indemnification is sought (the "Indemnitor") written notice (a "Claim Notice") of any claim which is subject to the indemnity obligations set forth in this Agreement, with sufficient promptness so as not to prejudice the Indemnitor's interests in respect of such claim and any obligation of indemnity arising therefrom. The Claim Notice shall set forth, to the best of the Indemnitee's knowledge, all facts and other information with respect to the claim, including without limitation the anticipated amount of Losses or reasonable estimate thereof. The failure to give prompt notice shall not affect the rights of the Indemnitee to indemnity hereunder, except to the extent that such failure either shall have materially prejudiced the Indemnitor in the defense of such claim or shall have materially increased the amount of the obligation of the Indemnitor. The Indemnitor receiving a Claim Notice may object to such Claim Notice by delivering written notice of such objection to the Indemnitee within ten (10) days after receipt of the applicable Claim Notice. If the Indemnitor does not timely object to a Claim Notice in accordance with paragraph (b) of this Section 7.4, the Indemnitor shall, within fifteen (15) days after receipt of the Claim Notice, either (i) pay the amount of the claim set forth in the Claim Notice, if a monetary amount is involved, in accordance with this Section 7, or (ii) if a claim of a third party is involved, have the right to assume the defense of such claim; provided, however, that, if the amount of the claim exceeds the amount of the Indemnitor's obligation to indemnify the Indemnitee hereunder, the Indemnitee may elect to control the defense of such claim. Subject to the preceding sentence, the Indemnitor shall have the exclusive right to conduct and control, through counsel of its own choosing, the defense of any such claim or any action arising therefrom; provided, that in conducting the defense of any such claim or action, the Indemnitor shall, and shall cause its counsel to, consult with the Indemnitee and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnitee fully advised of the progress thereof and, provided further, that if the Indemnitee shall have elected to retain control of such defense, the Indemnitee shall, and shall cause its counsel to, consult with the Indemnitor and counsel, if any, selected by it, and shall keep such counsel, if any and the Indemnitor fully advised of the progress thereof. If the Indemnitor fails or refuses to assume the defense and control of the defense of any such claim or action, then the Indemnitee shall conduct and control such defense. So long as the Indemnitor is conducting the defense of any third party claim in accordance with this Section 7.4(a), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitor (such consent not to be withheld unreasonably) and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitee (such consent not to be withheld unreasonably and such consent not to be withheld at all if the judgment or settlement contains a full release reasonably satisfactory to the Indemnitee). If the Indemnitee has elected to conduct the defense of a third party claim because the claim is for more than the Indemnitor's obligation hereunder, (i) the indemnitor may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim and (ii) neither the Indemnitor nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the other party (such consent not to be withheld unreasonably); and

                  (b) An Indemnitor may object to a Claim Notice by delivering written notice to the Indemnitee (an "Objection") within ten (10) days after the receipt of the applicable Claim Notice. If an Objection has been made, the Indemnitor shall not be required to make any payments under this Section 7 until such Objection is resolved under the terms of this paragraph (b) of Section 7.4. Once an Objection has been made, the Indemnitor and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Claim Notice. Any such agreement shall be set forth in a written memorandum signed by both parties. If the parties cannot come to such agreement within ten (10) days after receipt by the Indemnitee of the Objection, the matter shall be resolved by submission to arbitration in San Diego, California. Except as specifically provided in this paragraph (b), such matter shall be resolved in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (the "AAA Rules"), by a single arbitrator mutually selected by the Indemnitor and Indemnitee. The arbitrator shall be governed by and shall apply the substantive law of the State of California and the Federal Rules of Evidence in making their determination, and such determination shall be conclusive and binding upon the Indemnitor and Indemnitee. Any judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. If any party initiates an action (other than arbitration under this Section 7.4) asserting claims subject to arbitration under this Section 7, and another party successfully stays or dismisses such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses reasonably incurred in seeking such stay, dismissal and/or compelling arbitration, including reasonable attorney's fees.

              7.5 Settlements. Except as otherwise provided in Section 7.4(a), no settlement of any claim for which indemnification is sought hereunder shall be made without the prior written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld or delayed.

              7.6 Limitations.

                  (a) Notwithstanding anything to the contrary in this Agreement and absent the commission of fraud or intentional misrepresentation, no claim for indemnification shall be made by an Indemnitee under this Section 7, except with respect to Section 2.4, Section 4.3(a) (but only if, and to the extent, such representations and warranties in Section 4.3(a) are not true and correct to Seller's knowledge as of the Closing), the next to the last sentence of
Section 6.2 and the last sentence of Section 6.8(d), unless and until the aggregate of all Losses of the applicable Indemnitee Group subject to indemnification exceeds $100,000, and then such Losses shall be deemed to include the entire $100,000 for the purposes of indemnification pursuant to this Agreement plus any amounts owing pursuant to
Section 2.4, Section 4.3(a) (but only if, and to the extent, such representations and warranties in Section 4.3(a) are not true and correct to Seller's knowledge as of the Closing), the next to last sentence of Section 6.2 and the last sentence of Section 6.8(d). "Indemnitee Group" shall mean Buyer and Buyer's Affiliates and their respective directors, employees and agents with respect to Buyer and Parent and Sub and their respective directors, employees and agents with respect to Parent and Sub.

                  (b) Absent the commission of fraud or intentional misrepresentation, the aggregate liability of Seller shall not exceed the amount held in the Escrow Fund; provided, however, that Buyer may seek recourse in excess of the amount held in the Escrow Fund and up to the Purchase Price during the Indemnification Period (as defined below) for Seller's breach of the representations and warranties contained in the second and third sentences of
Section 4.8(b), Seller's indemnification obligations under Section 7.2(a)(iv) and for any Losses that may arise out of Seller's obligation to have provided notice under the terms and conditions of any license agreements pursuant to which Seller licensed technology for distribution and use with the Acquired Software from third parties.

                  (c) The representations and warranties hereunder shall expire on June 25, 2002 (the period starting on the Closing Date and ending on June 25, 2002 being the "Indemnification Period").

                  (d) Absent the commission of fraud or intentional misrepresentation by any of the parties in connection with the transactions contemplated by this Agreement, the foregoing indemnification provisions in this
Section 7 will be the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

                  (e) All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

                  (f) Amounts needed to cover any indemnification claims resolved in favor of Buyer under this Section 7 during the Indemnification Period will be paid to Buyer out of the cash comprising the Escrow Fund, escrowed pursuant to Section 2.2 of this Agreement and in accordance with the terms of this Section 7. At the end of the Indemnification Period amounts that may be needed to cover pending indemnification claims made by Buyer, in accordance with the provisions of this Section 7, will be retained in the Escrow Fund until such claims are resolved, and any excess of such retained amounts on deposit in the Escrow Fund will be distributed to Seller immediately. Any disputes concerning the Escrow Fund will be settled by arbitration as provided in Section 7.4(b).

                  (g) Notwithstanding any other provision of this Agreement, in no event will any party be entitled to recover any consequential, indirect, punitive or exemplary damages, or damages attributable to lost profits.

          8. MISCELLANEOUS.

              8.1 Amendment. The parties hereto may amend this Agreement at any time or from time to time, but only by written instrument duly authorized and executed by each of them.

              8.2 Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition or of any other term, provision, or condition of this Agreement

              8.3 Severability. If any one or more of the provisions contained in this Agreement is held for any reason to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

              8.4 Entire Agreement. This Agreement, together with each of the other Seller Transaction Documents and Buyer Transaction Documents and the Schedules and Exhibits attached hereto and thereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto from Buyer to Seller.

              8.5 Successors; Assigns. Neither party shall, without the prior express written consent of the other party, which consent shall not be unreasonably withheld or delayed, assign this Agreement in whole or in part, provided, however, that, except as set forth in Section 1.3(iii), this Agreement may be assigned by either party without the other party's consent if such assignment is made in connection with the merger, tender offer, sale of assets or similar transaction of or involving such assigning party. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

              8.6 Notices. All notices to a party shall be addressed to such party at the address or facsimile set forth below or to such other place as may be designated by written notice to the other party. Notice shall be deemed received (a) immediately upon being delivered, when delivered by hand; (b) upon receipt of confirmation, when sent by facsimile with the original thereof sent by first-class mail, postage prepaid; (c) three (3) business days after being sent by certified mail, postage prepaid, return receipt requested; or (d) upon receipt of proof of delivery, when delivered by a private courier. For purposes hereof, the addresses of the parties shall be as follows:

              Seller:           Accrue Software, Inc.
                                48634 Milmont Drive
                                Fremont, CA 94538-7353
                                Attention:   Jeffrey Walker, President and CEO
                                Telephone:   (510) 580-4500
                                Facsimile:   (520) 580-4501

              With a copy to:   Venture Law Group
                                2774 Sand Hill Road
                                Menlo Park, CA 94025
                                Attention:   John V. Bautista
                                Telephone:   (650) 854-4488
                                Facsimile:   (650) 233-8386

              Buyer:            JDA Software Group, Inc.
                                14400 North 87th Street
                                Scottsdale, AZ 85260-3649
                                Attention:   General Counsel
                                Telephone:   (480) 308-3000
                                Facsimile:   (480) 308-4268

              With a copy to:   Gray, Cary, Ware & Freidenrich LLP
                                1221 South MoPac Expressway, Suite 400
                                Austin, TX 78746-6875
                                Attention:   Paul E. Hurdlow
                                Telephone:   (512) 457-7000
                                Facsimile:   (512) 457-7001

              8.7 Governing Law; Jurisdiction. This Agreement shall in all respects be construed, enforced, and given effect according to the laws of the State of California without reference to principles of conflicts of laws. Each of the parties hereby submits to the exclusive jurisdiction and venue of the state and federal courts in and for the State of California for purposes of any legal or equitable action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, except as provided in Sections 7.4 and 7.6(e). Each of the parties hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

              8.8 Captions; Headings. The captions and headings in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

              8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be deemed to be original signatures for all applicable purposes.

              8.10 Fees and Expenses. Except as set forth in this Section 8.10, each party to this Agreement shall pay their own respective amounts payable for legal, accounting and financial advisory services provided by outside advisors and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement, the transactions and other agreements and documents contemplated herein and therein whether or not the transactions contemplated in this Agreement are consummated.

              8.11 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement and references to a "Section," "subsection," "Exhibit," or "Schedule" shall mean a Section, subsection, Exhibit, or Schedule of this Agreement, unless the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment or modification thereof. Any references to this Agreement shall include the Exhibits and Schedules hereto.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

                                     PARENT:

                                     ACCRUE SOFTWARE, INC.,
                                     a Delaware corporation

                                     By: /s/ JEFFREY WALKER
                                        -------------------------------------
                                     Name: Jeffrey Walker
                                          -----------------------------------
                                     Title: President and CEO
                                           ----------------------------------



                                     SUB:

                                     NEOVISTA SOFTWARE, INC.,
                                     a California corporation

                                     By: /s/ JEFFREY WALKER
                                        -------------------------------------
                                     Name: Jeffrey Walker
                                          -----------------------------------
                                     Title: President and CEO
                                           ----------------------------------


                                     BUYER:

                                     JDA SOFTWARE GROUP, INC.,
                                     a Delaware corporation

                                     By: /s/ JAMES D. ARMSTRONG
                                        -------------------------------------
                                     Name: James D. Armstrong
                                          -----------------------------------
                                     Title: Co-Chairman of the Board and
                                            Chief Executive Officer
                                           ----------------------------------

                  [Signature Page to Asset Purchase Agreement]

                            ASSET PURCHASE AGREEMENT

                               Table of Contents*

Exhibits

         A        Escrow Agreement
         B        Bill of Sale
         C        Assignments
         D        Accrue and NeoVista Secretary's Certificate
         E        Opinion of Seller's Counsel
         F        Stay Put Agreement
         G        JDA Secretary's Certificate
         H        List of Acquired Assets Transferred Electronically Available
                  Software Products
         I-1      Form of Conditional Offer Letter to Specified Employees
         I-2      Form of Notice of Conditional Termination to Specified
                  Employees
         J        Source Code Escrow Agreement
         L        Language for Website Redirection
         M        Proctor & Gamble Opportunity


Disclosure Schedules

         Schedule 1.1               Acquired Assets
         Schedule 1.1(a)            List of Intangibles
         Schedule 1.1(d)            Governmental Approvals
         Schedule 1.2(a)            Permitted Encumbrances
         Schedule 2.3               Purchase Price Allocation
         Schedule 3.1(g)            Security Interest to be Released
         Schedule 3.1(k)            List of Specified Employees for Stay Puts
         Schedule 4.6               List of Contracts
         Schedule 4.8(c)            List of Developers
         Schedule 4.8(d)            Software Errors
         Schedule 4.9(a)            List of Specified Employees
         Schedule 4.9(e)            List of Obligations to Specified Employee
         Schedule 6.8(c)            Equipment Rental


------------------

* The Exhibits and Schedules omitted from this filing are not considered material to an investment decision but will be furnished supplementally to the Securities and Exchange Commission upon request.

                                    EXHIBIT A

                                ESCROW AGREEMENT

                                    EXHIBIT B

                                  BILL OF SALE

                                    EXHIBIT C

                               FORM OF ASSIGNMENTS

                                    EXHIBIT D

                        SELLER'S SECRETARY'S CERTIFICATE

                                    EXHIBIT E

                       FORM OF OPINION OF SELLER'S COUNSEL

                                    EXHIBIT F

                               STAY PUT AGREEMENT

                                    EXHIBIT G

                          BUYER'S OFFICER'S CERTIFICATE

                                    EXHIBIT H

               LIST OF ACQUIRED ASSETS TRANSFERRED ELECTRONICALLY
                           AVAILABLE SOFTWARE PRODUCTS

                                   EXHIBIT I-1

                        FORM OF CONDITIONAL OFFER LETTER
                             TO SPECIFIED EMPLOYEES

                                   EXHIBIT I-2

                    FORM OF NOTICE OF CONDITIONAL TERMINATION
                             TO SPECIFIED EMPLOYEES

                                    EXHIBIT J

                          SOURCE CODE ESCROW AGREEMENT

                                    EXHIBIT L

                        LANGUAGE FOR WEBSITE REDIRECTION

                                    EXHIBIT M

                          PROCTOR & GAMBLE OPPORTUNITY

                                  SCHEDULE 1.1

                                 ACQUIRED ASSETS

(a) ACQUIRED SOFTWARE AND ACQUIRED INTELLECTUAL PROPERTY

This Schedule 1.1(a) sets forth the Acquired Software and other related intellectual property assets sold, transferred, conveyed, assigned and delivered by Seller to Buyer, certain assets excluded from each of the Acquired Software and Acquired Intellectual Property, and a description of that part of the Acquired Software known as "Decision Series," "RDS-Assort" and "RDS-Profile."

1. Acquired Software:

The Decision Series software as described on Attachment A hereto, excluding the rights to use third party intellectual property and software, as described below, which is embedded or integrated in or used in connection with the Decision Series software source code and product.

The RDS-Assort software as described on Attachment B hereto, excluding the rights to use third party intellectual property and software, as described below, which is embedded or integrated in or used in connection with the RDS-Assort software source code and product.

The RDS-Profile software as described on Attachment C hereto, excluding the rights to use third party intellectual property and software, as described below, which is embedded or integrated in or used in connection with the RDS-Profile software source code and product.

2. Third party software and intellectual property which is excluded from the Acquired Software and the Acquired Intellectual Property:

The rights of Seller to use the following software, source code and other third party intellectual property which is embedded or integrated in or used in connection with the Decision Series, RDS-Assort and RDS-Profile software, as described below, is excluded from the Acquired Software and the Acquired Intellectual Property:

         Source code files of Decisioncluster, a mining engine of the Decision Series software, are loosely based on the Dignet algorithm originally developed by Intellnet, Inc. (the "Intellnet IP"), which seller has rights to use pursuant to the license and development agreement between Sub and Intellnet, Inc. dated July 12, 1996 (the "Intellnet License"), a copy of which has been provided to buyer. Seller's rights under the Intellnet License will be assigned to buyer pursuant to the agreement. The source code files incorporating the Intellnet IP are designated by the letters "DCL" in the source code file names of the Decision Series software.

         Source code files of Decisionnet, a mining engine of the Decision Series software, are based on the Cirrusnet algorithm originally developed by Cirrus Recognition Systems, Inc. and contains some of the original source code obtained from Cirrus Recognition Systems, Inc. (The "Cirrus IP"), which seller has rights to use pursuant to a software license and distribution agreement between Sub and Cirrus Recognition Systems, Inc. dated June 4, 1996 (The "Cirrus Agreement"), a copy of which has been provided to buyer. Seller's rights under the Cirrus Agreement will be assigned to buyer pursuant to the agreement. The source code files incorporating The Cirrus IP are designated by the letters "DNN" in the source code file names of the decision series software.

         Source code files of DecisionCubist, a mining engine of the Decision Series software, are based on the Cubist algorithm originally developed by Rulequest Research Pty. Ltd. ("Rulequest") and contains some of the original source code obtained from Rulequest (the "Cubist IP"), which Seller has rights to use pursuant to the Cubist Software License Agreement between Sub and Rulequest Research Pty Ltd. dated March 26, 1998 (the "Cubist License"), a copy of which has been provided to Buyer. Seller's rights under the Cubist License will not be assigned to Buyer. The source code files incorporating the Cubist IP are designated by the letters "dcnb" in the source code file names of the Decision Series software.

         Source code files of DecisionTree, a mining engine of the Decision Series software, are based on the C5.0 algorithm originally developed by Rulequest and contain some of the original source code obtained from Rulequest (the "C5.0 IP"), which Seller has rights to use pursuant to the C5.0 Software Licensing Agreement between Sub and Rulequest Research Pty Ltd. dated April 11, 1997 (the "C5.0 License"), a copy of which has been provided to Buyer. Seller's rights under the C5.0 License will not be assigned to Buyer. The source code files incorporating the C5.0 IP are designated by the letters "dtr" in the source code file names of the Decision Series software.

         Source code files of DecisionAccess, a component of the Decision Series software used to connect databases, contain Rogue Wave software (the "Rogue Wave Software"), which Seller has rights to use pursuant to the Single User License Agreement between Sub and Rogue Wave Software, Inc. dated May 9, 1997 (the "Rogue Wave License"), a copy of which has been provided to Buyer. Seller's rights under the Rogue Wave License will not be assigned to Buyer. The source code files incorporating the Rogue Wave Software are designated by the letters "db" in the source code file names of the Decision Series software.

         The RDS-Profile software uses MapInfo, a third party software product, to provide geographical maps and visualization. Seller has rights to use MapInfo pursuant to a license agreement between Sub and MAPX (the "MAPX License"), a copy of which has been provided to Buyer. Seller's rights to the MAPX License will not be assigned to Buyer.

         The RDS-Profile software uses OlectraChart, a third party software product, to provide charting and graphing. Seller has rights to use OlectraChart pursuant to a license agreement between Sub and APEX (the "APEX License"), a copy of which has been provided to Buyer. Seller's rights to the APEX License will not be assigned to Buyer.

         The RDS-Assort software uses Graph/FX, a third party software product, to provide geographical maps and visualization. Seller has rights to use Graph/FX pursuant to a license agreement with Object/FX (the "Object/FX License"), a copy of which has been provided to Buyer. Seller's rights to the Object/FX License will not be assigned to Buyer.

         The RDS-Assort software uses a third party software product, to provide reverse zip code lookup. Seller has rights to use ZIPFind 2.0 pursuant to a license agreement (the "ZIPFind License"), a copy of which has been provided to Buyer. Seller's rights to the ZIPFind License will not be assigned to Buyer.

     The following other commercially available third party software is used in connection with the Decision Series and RDS-Profile software: LEDA-R-3.3.1, Sybase Developer, IBM AIX, IBM Developer/DB2, Merant ODBC, HP software unlimited, Informix Developer, OSF Development Environment (ODE), Tcl/tk and Adobe Framemaker (such other third party software, collectively, the "Other Software").

3. Acquired Intellectual Property

Patents:

None.

Patent Applications:

None.

Inventions, Know How, Trade Secrets:

Seller's brochures, "white papers", two copies of Seller's customer lists, business plans and other documentation and records maintained with respect to inventions, know how and trade secrets concerning the Decision Series, RDS-Assort and RDS-Profile software products, wherever located.

Source Code:

The source code described on Attachments A, B and C excluding the Intellnet IP, Cirrus IP, Cubist IP, C5.0 IP, Rogue Wave Software and source code, MapInfo software, Graph/FX software, OlectraChart software, ZIPFind software and the Other Software.

Engineering Records and other Commercially Valuable Information Maintained by Seller as Confidential:

Seller's engineering records maintained with respect to the Decision Series, RDS-Assort and RDS-Profile software products wherever located.

Registered Trademarks and Trademark Registrations Pending:

The registered trademark properties of Seller set forth on Attachment D hereto.

Unregistered Trademarks:

DecisionNet
DecisionCubist
DecisionTree
DecisionBayes
DecisionCluster
DecisionKmeans
DecisionAR
DecisionAccess
DecisionAccess Scripting Languagae
DecisionGUI
DecisionAssistant
DSFile
DecisionMonitor

RDS-Assort
NeoVista Assort

RDS-Profile
NeoVista Profile
ProfileCheck
ProfCheck
ProfileMatch
ProfMatch
ProfileGeneration
ProfGen
ProfileShift
ProfShift

Copyrights:

The copyrights to all source code listed on Attachments A, B and C excluding the Intellnet IP, Cirrus IP, Cubist IP, C5.0 IP, Rogue Wave Software, MapInfo software, Graph/FX software, OlectraChart software, ZIPFind software and the Other Software.


Copyright Applications:

None.

Registered Copyrights:

None.

Registered Domain Names:

NEOVISTA.COM

4. Description of Decision Series, RDS-Assort and RDS-Profile Software:

Attachment E provides a description of that part of the Acquired Software known as the Decision Series software.

Attachment F provides a description of that part of the Acquired Software known as the RDS-Assort software.

Attachment G provides a description of that part of the Acquired Software known as the RDS-Profile software.

The descriptions of the Decision Series, RDS-Assort and RDS-Profile software contained in Attachments E, F and G are provided solely for purposes describing the general functionality and design of such software products. No representation or warranty is made with respect to the information contained therein related to the performance of the software or otherwise.

(b) ASSUMED CONTRACTS

          License and Development Agreement between Sub and Intellnet, Inc. dated July 12, 1996

          Software License and Distribution Agreement between Sub and Cirrus Recognition Systems, Inc. dated June 4, 1996

          Reseller Escrow Agreement between Data Securities International, Inc, Datasage, Inc. (formerly Cirrus Recognition Systems Inc.), Sub and any additional party signing the Acceptance Form attached to the Agreement, effective March 22, 1999

(d) GOVERNMENTAL APPROVALS

None.

(e) PERSONAL PROPERTY

One Mayline electric computer desk.